October 14, 2019

Frederick Driscoll
2 Longbranch Ave
Rockport, MA 01966

Re:	Offer of employment at Conformis, Inc.
Dear Frederick:
We are very pleased to invite you to join Conformis, Inc., a Delaware corporation (the “Company”), as a temporary employee.
1.Duties and Responsibilities. Your assignment will be as Chief Financial Officer – Interim, reporting to Mark Augusti. It is understood and agreed that this assignment is temporary and is scheduled to last no later than December 31, 2019, unless extended by the Company in writing. During your time with the Company, you will be expected to work out of the Company’s offices in Billerica, Massachusetts.
2.    Compensation. Your initial semi-monthly salary will be $15,000.00, payable in accordance with the Company’s customary payroll practice. Your salary is subject to periodic review and adjustment by the Company’s Management.
3.    Confidential Information; Employee Confidential Information, Inventions, Non-Competition, and Non-Solicitation Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s standard form of “Employee Confidential Information, Inventions, Non-Competition, and Non-Solicitation Agreement.” A copy of this agreement is enclosed for your review. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.
4.    At-Will Employment. Should you decide to accept our offer, you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Notwithstanding section 1 above, you understand and agree that your employment may be terminated at any time, including at any time before December 31, 2019.

600 Technology Park Drive | Billerica, MA 01821 | T. 781.345.9001 | F. 781.345.0147

5.    Authorization to Work. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me as soon as possible.
6.    Complete Offer and Agreement. This letter contains our complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships. This offer is extended to you, contingent upon acceptance of information as provided by references, background check and completion of our employment application requested by the Company.
7.    Start Date; Acceptance of Offer. We hope that you will accept this offer promptly, and begin your temporary assignment at the Company by Wednesday, October 23, 2019 or a mutually agreeable date. If our offer is acceptable to you, please sign this letter in the space indicated and fax it to my attention at 781-583-5006. This offer expires in three (3) business days. You should be aware that this offer is contingent upon a background check.
Our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Conformis, Inc.
Sincerely,

/s/ Allison Baker
Allison Baker
Director, Human Resources
Conformis, Inc.

ACCEPTANCE OF EMPLOYMENT OFFER:
I accept the offer of temporary employment by Conformis, Inc. on the terms described in this letter.
Signature: /s/ Frederick W. Driscoll
Date: October 17, 2019
My start date will be: October 23, 2019

CONFORMIS

11 North Avenue | Burlington, MA 01803 | T. 781.345.9001 | F. 781.345.0147